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                                 MARK S. HAUSER
                                 83 GARDEN ROAD
                            SCARSDALE, NEW YORK 10583

                               ------------------




                                  May 10, 1996


OSP Publishing, Inc.
5548 Lindbergh Lane
Bell, CA 90201

Attention: Mr. Joseph Angard

Dear Sirs:

    This letter, (the "Engagement Agreement") confirms our complete understanding and agreement with respect to the retention of Mark S. Hauser ("Hauser") as financial advisor to OSP Publishing, Inc. and is successor, Global One Distribution and Merchandising, Inc. ("Client").

1.  SCOPE AND CERTAIN CONDITIONS OF SERVICE

    As requested by Client from time to time, Hauser hereby agrees to provide Client with general financial advice relating to such things as financings, acquisitions, growth strategies, etc.

2.  TERM OF RETENTION

    The term of the Engagement Letter shall commence on the effective date of the merger with Kelly Russell Studios, Inc. (the "Effective Date") and run through and including the earlier of (i) thirty-six months from the Effective Date, (ii) the mutual written agreement of the parties to terminate the term of the Engagement Agreement; and (iii) termination of the Engagement Agreement by Client if and only if Hauser is no longer on the Board of Directors of Client.


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OSP Publishing, Inc.
May 10, 1996
Page 2


3.  FEES AND COMPENSATION

    In consideration of the advisory services to be rendered by Hauser hereunder, Client agrees to pay or grant to Hauser;

    (a) a monthly retainer (the "Retainer") equal to 7,500 per month, the first payment being 30 days after the Effective Date; and;

    (b) a one-time issuance of warrants to purchase 52,500 common shares of Client exercisable at $1.50 per share, vesting in equal annual 17,500 increments commencing on the Effective Date.

4.  EXPENSES

    Client shall promptly reimburse Hauser for all out-of-pocket expenses incurred in rendering services hereunder, upon the presentation by Hauser of an itemized statement of such expenses with accompanying invoices. Hauser shall obtain from Client prior written approval before incurring individual expenses in excess of $500.

5.  MISCELLANEOUS

    The Engagement Agreement, shall be governed by, and interpreted and enforced in accordance with, the laws of the State of New York applicable to instruments made and to be performed entirely within such State.

    The Engagement Agreement, with exhibits, constitutes the entire understanding and agreement between the parties with respect to its subject matter and there are no agreements or understandings with respect to the subject matter which are not contained in the Engagement Agreement. The Engagement Agreement may be modified only in writing signed by both parties to be charged hereunder.


                      *              *             *


    If the foregoing correctly sets forth our agreement, please confirm this by signing and returning to us the duplicate copy of this letter.


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OSP Publishing, Inc.
May 1, 1996
Page 3


    I appreciate this opportunity to be of service and am looking forward to working with you on this matter.

                                       Very truly yours,



                                       By:   /s/ Mark S. Hauser
                                          -------------------------------
                                          Mark S. Hauser


Agreed to and Accepted
 as of the Effective Date

OSP PUBLISHING, INC.



By:  /s/ Joseph Angard
   --------------------------------
   Joseph Angard